                                                                       Exhibit 3

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION.

                        CONSUMER PORTFOLIO SERVICES, INC.

                          SECURED SENIOR NOTE DUE 2001


$16,000,000.00                                                Irvine, California
                                                                  March 15, 2000

      FOR VALUE RECEIVED, CONSUMER PORTFOLIO SERVICES, INC., a California corporation (the "Borrower" or the "Company"), hereby promises to pay to the order of LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership ("LLCP" or the "Purchaser"), and/or any registered assigns (including LLCP, the "Holder"), the sum of SIXTEEN MILLION DOLLARS ($16,000,000.00) in immediately available funds and in lawful money of the United States of America, all as provided below. The Indebtedness evidenced by this Note, including principal of, premium, if any, and interest on, and all other amounts owing under this Note, shall constitute Senior Indebtedness of the Company and shall rank pari passu with all Indebtedness evidenced by the Term B Note.

      1. Definitions. Unless otherwise indicated, all capitalized terms not defined herein shall have the meanings set forth in the Amended and Restated Securities Purchase Agreement dated of even date herewith (the "Securities Purchase Agreement") between the Company and the Purchaser.

      2. Payment of Interest; Default Rate.

            (a) Subject to Section 2(b) hereof, the Borrower shall pay interest in cash on the unpaid principal balance of this Note until fully paid at a rate per annum equal to twelve and one-half percent (12.50%). Interest on this Note shall be payable monthly in arrears on the


                                  (Term A Note)
fifteenth day of each calendar month (or portion thereof), commencing on April 15, 2000 (each an "Interest Payment Date"). Interest shall be computed on the basis of the actual number of days elapsed over a 360-day year, including the first day and excluding the last day.

            (b) If at any time (i) the Borrower fails to make any payment of principal as and when due (whether at stated maturity, upon acceleration or required prepayment or otherwise), (ii) the Borrower fails to make any payment of interest, premium, if any, fees, costs, expenses or other amounts due hereunder within one (1) Business Day after the date when due, or (iii) any other Default or Event of Default has occurred and is continuing, then, in addition to the rights and remedies available to the Holder under the Securities Purchase Agreement, this Note, the Term A Note, the other Related Agreements and Applicable Laws, the Company shall pay interest in cash on the unpaid principal balance of, premium, if any, and accrued and unpaid interest on this Note at a rate per annum (the "Default Rate") equal to 14.50% from the date on which such Event of Default is deemed to have first occurred (as provided in Section 10.1 of the Securities Purchase Agreement) until such time as such Event of Default is cured or waived.

      3. Payments of Principal; Maturity Date. Principal of this Note shall be payable by the Borrower in eleven (11) equal installment payments of $1,333,333 each, commencing July 15, 2000, and continuing on the 15th day of each calendar month thereafter until May 15, 2001, and one (1) installment payment of $1,333,337 on June 15, 2001. The outstanding principal balance of this Note, together with all premium, if any, accrued and unpaid interest on, and all other amounts owing under this Note, shall be due and payable on June 15, 2001 (the "Maturity Date").

      4. Optional Prepayments.

            (a) The Company may not prepay the unpaid principal balance of this Note prior to June 15, 2000. Thereafter, the Company may voluntarily prepay the principal balance of this Note, in whole or in part, at any time in inverse order of maturity without any premium or penalty.

            (b) The Borrower shall give the Holder written notice of each voluntary prepayment not less than thirty (30) nor more than ninety (90) days prior to the date of prepayment. Such notice shall specify the principal amount of this Note to be prepaid on such date. Notice of prepayment having been given as aforesaid, a payment in an amount equal to the principal amount of this Note specified in such prepayment notice shall become due and payable on such prepayment date, together with all accrued and unpaid interest on the outstanding principal balance of this Note through and including the date of prepayment.


                                  (Term A Note)

      5. Mandatory Prepayments. In addition to the mandatory prepayments required to be made by the Company pursuant to Section 6, the Company shall make mandatory prepayments with respect to this Note as follows:

            (a) Asset Sale Prepayments. If at any time the Company intends to consummate any Asset Sale, it shall, within ten (10) Business Days prior to the proposed date of consummation, notify the Holder in writing of the proposed Asset Sale (including, without limitation, the subject matter and the material terms thereof and the proposed date of consummation). Promptly following the Holder's receipt of such written notice, the Holder will furnish to the Company a written notice directing the Company either to (i) apply all Net Available Cash derived from such Asset Sale to prepay outstanding Indebtedness under this Note or the Term B Note or (ii) hold such Net Available Cash in a separate interest-bearing account pending further directions from the Holder. If the Holder directs the Company to prepay such Indebtedness pursuant to clause (i) above, the Company shall make such prepayment within three (3) Business Days following the date of consummation of such Asset Sale. Any Net Available Cash held in a separate interest-bearing account pursuant to clause (ii) above shall not be deemed to have been applied as a prepayment to any Indebtedness under this Note unless and until paid to the Holder pursuant to specific directions furnished by the Holder to the Company. This Section 5(a) shall not apply to (A) the sale by the Company of the Capital Stock of CPSL, LINC or Samco; (B) the sale or other disposition of the Company's interest in NAB; or (C) sales of any tangible personal property of the Company that do not exceed $50,000 in the aggregate in any fiscal year of the Company; provided, however, that in each of clauses (A), (B) and (C), the Company reinvests the proceeds of such sales in the operations of its business.

            (b) [Intentionally Omitted]

            (c) Mandatory Prepayment From Proceeds of Key-Man Life Insurance. The Company shall apply the proceeds received, within one (1) Business Day after the receipt thereof, from any key-man life insurance policy maintained as required by Section 7.6 of the Securities Purchase Agreement to the prepayment of all amounts owing under this Note. Subject to the last paragraph of this
Section 5, any proceeds remaining after such mandatory payment shall be and shall remain the property of the Company.

      The mandatory prepayments provided for in this Section 5 shall be paid at 100.0% of the principal amount required to be prepaid, plus premium, if any, and accrued and unpaid interest, all as provided for above. In the event that mandatory prepayments are required to be made under this Note and the Term B Note, such prepayments shall be applied as follows: first, to the payment of all accrued interest on this Note through and including the date of such payment, second, to the prepayment of, in inverse order of maturity, the unpaid principal balance of this Note, third, to all other amounts owing under this Note; fourth, to the payment of all accrued


                                  (Term A Note)
interest on the Term B Note, fifth, to the prepayment of the unpaid principal balance of the Term B Note, and sixth, to all other amounts owing under the Term B Note.

      6. Change in Control Prepayment. The Holder may require the Borrower to prepay the outstanding principal balance of, premium, if any, accrued and unpaid interest on and all other amounts owing under this Note, in whole or in part as requested by the Holder, at any time during the ninety (90)-day period following the consummation of any transaction which constitutes a Change in Control (as such term is defined below), at the prepayment amounts set forth below. For the purposes of this Note, a "Change in Control" shall mean:

                  (i) Any transaction or other event (including, without limitation, any merger, consolidation, sale or other transfer of stock or voting rights with respect thereto, issuance of stock, death or other transaction or event) by virtue of which Charles E. Bradley, Jr. fails to own, directly or indirectly through one or more of his Affiliates, at least 1,800,000 shares of Common Stock (as adjusted from time to time, the "Base Bradley Shares"), after giving effect to any shares of Common Stock that may be acquired upon exercise of any Option Rights owned or held by Mr. Bradley as of November 17, 1998, but without giving effect to any stock splits or similar events occurring after November 17, 1998; provided, however, that (A) the Base Bradley Shares shall increase by the number of shares of Common Stock acquired by Mr. Bradley (whether by purchase, exercise of Option Rights granted after November 17, 1998, bequest, inheritance, gift or otherwise) at any time after November 17, 1998, (B) shares of Common Stock owned by Charles E. Bradley, Sr. shall not be deemed to be owned by Mr. Bradley for purposes of this clause (i) (other than shares of Common Stock owned by Charles E. Bradley, Sr. which are subject to certain Option Rights in favor of Mr. Bradley), (C) the Base Bradley Shares shall be reduced by the number of shares of Common Stock held by Stanwich which constitute Base Bradley Shares that are sold or pledged by Stanwich after November 17, 1998, provided that Mr. Bradley does not, directly or indirectly, solicit, initiate, engage in or encourage in any manner whatsoever any discussions, or participate in any other activities, relating to such sale or pledge, (D) the Base Bradley Shares shall be reduced by shares of Common Stock included therein that are subject to Option Rights which expire at any time after November 17, 1998; and (E) the Base Bradley Shares shall not be affected by (x) any shares of Common Stock purchased by Mr. Bradley on the open market after November 17, 1998 or (y) any shares of Common Stock purchased by Mr. Bradley on the open market after November 17, 1998 and thereafter sold by Mr. Bradley on the open market; or

                  (ii) (A) The termination (whether voluntary or involuntary) of the employment of Charles E. Bradley, Jr. as the President and Chief Executive Officer of the Company with significant daily senior management responsibilities; or (B) the termination (whether voluntary or involuntary) of the employment of James L. Stock as


                                  (Term A Note)
      the Chief Financial Officer of the Company with significant daily senior management responsibilities; provided that no Change in Control shall be deemed to occur under this clause (ii) (B) if, within ninety (90) days after the termination of the employment of Mr. Stock, the Board of Directors of the Company shall have appointed a new Chief Financial Officer of the Company who is acceptable to the Purchaser; or

                  (iii) Any sale, lease, transfer, assignment or other disposition of all or substantially all of the assets of the Borrower (excluding assets sold in connection with any asset securitization transaction or whole loan sale in the ordinary course of the Company's business) or any of its Subsidiaries.

            In the case of a Change in Control in respect of clauses (i) or (ii) above, the Company shall prepay an amount equal to 101.0% of the principal amount being prepaid, plus accrued and unpaid interest through and including the date of prepayment, and in the case of a Change in Control in respect of clause
(iii) above, the Company shall prepay an amount equal to 100.0% of the principal amount being prepaid, plus accrued and unpaid interest through and including the date of prepayment. The Borrower shall notify the Holder of the date on which a Change in Control has occurred within one (1) Business Day after such date and shall, in such notification, inform the Holder of the Holder's right to require the Borrower to prepay this Note as provided in this Section 6 and of the date on which such right shall terminate. If the Holder elects to require the Borrower to prepay this Note pursuant to this Section 6, it shall furnish written notice to the Borrower advising the Borrower of such election and the amount of principal of this Note to be prepaid. The Borrower shall prepay this
Note in accordance with this Section 6 and such written notice within one (1) Business Day after its receipt of such written notice.

      7. Holder Entitled to Certain Benefits; Collateral. This Note is the Term A Note referred to in, and the Holder is entitled to the rights and benefits of the Purchaser under, the Securities Purchase Agreement, including, without limitation, the right to accelerate the outstanding principal balance of, premium, if any, accrued and unpaid interest on, and all other amounts owing under, this Note upon the occurrence of an Event of Default. This Note also is secured by the "Collateral" referred to in the Collateral Documents and is guaranteed by the Subsidiary Guarantors under the Guaranty.

      8. Manner of Payment. Payments of principal, interest and other amounts due under this Note shall be made no later than 12:00 p.m. (noon) (Los Angeles time) on the date when due and in lawful money of the United States of America (by wire transfer in funds immediately available at the place of payment) to such account as the Holder may designate in writing to the Borrower and, if to LLCP, to: Bank of America, Century City, Private Banking, 2049 Century Park East, Los Angeles, California 90067; ABA No. 121000358; Account No. 11546-03239;
Attention: Cheryl Stewart (or such other place of payment that LLCP may designate in writing


                                  (Term A Note)
to the Borrower). Any payments received after 12:00 p.m. (noon) (Los Angeles time) shall be deemed to have been received on the next succeeding Business Day. Any payments due hereunder which are due on a day which is not a Business Day shall be payable on the first succeeding Business Day and such extension of time shall be included in the computation.

      9. Maximum Lawful Rate of Interest. The rate of interest payable under this Note shall in no event exceed the maximum rate permissible under applicable law. If the rate of interest payable on this Note is ever reduced as a result of this Section 9 and at any time thereafter the maximum rate permitted under applicable law exceeds the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided for under applicable law for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this Section 9.

      10. Borrower's Waivers. The Borrower hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor hereof, and all other notices of any kind to which it may be entitled under applicable law or otherwise.

      11. Registration of Note. The Company shall maintain at its principal executive office a register in which it shall register this Note, any Assignments of this Note or any other notes issued hereunder and any other notes issued upon surrender hereof and thereof. At the option of the Holder, this Note may be exchanged for one or more new notes of like tenor in the principal denominations requested by the Holder, and the Company shall, within three (3) Business Days after the surrender of this Note at the Company's principal executive offices, deliver to the Holder such new note or notes. In addition, each Assignment of this Note, in whole or in part, shall be registered on the register immediately following the surrender of this Note at the Company's principal executive offices.

      12. Persons Deemed Owners; Participations. Prior to due presentment for registration of any Assignment, the Company may treat the Person in whose name any Note is registered as the owner and Holder of such Note for all purposes whatsoever, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the Holder may grant to any other Person participations from time to time in all or any part of this Note on such terms and conditions as may be determined by the Holder in its sole and absolute discretion, subject to applicable federal and state securities laws. Notwithstanding anything to the contrary contained herein or otherwise, nothing in the Securities Purchase Agreement, this Note or any other Related Agreement or otherwise shall confer upon the participant any rights in the Securities Purchase Agreement or any Related Agreement, and the Holder shall retain all rights with respect to the administration, waiver, amendment, collection and enforcement of, compliance with and consent to the terms and provisions of the Securities Purchase Agreement, this Note or any other Related Agreement.


                                  (Term A Note)

            In addition, the Holder may, without the consent of the participant, give or withhold its consent or agreement to any amendments to or modifications of the Securities Purchase Agreement, this Note or any other Related Agreement, waive any of the provisions hereof or thereof or exercise or refrain from exercising any other rights or remedies which the Holder may have under the Securities Purchase Agreement, this Note or any other Related Agreement or otherwise. Notwithstanding the foregoing, the Holder will not agree with the Company, without the prior written consent of the participant (which consent shall be given or affirmatively withheld not later than three (3) Business Days after the Holder's written request therefor): (a) to reduce the principal of or rate of interest on this Note or (b) to postpone the date fixed for payment of principal of or interest on the Indebtedness evidenced by this Note. If the participant does not timely reply to the Holder's request for such consent, the participant shall be deemed to have consented to such agreement and the Holder may take such action in such manner as the Holder determines in the exercise of its independent business judgment.

      13. Assignment and Transfer. Subject to Applicable Law, the Holder may, at any time and from time to time and without the consent of the Company, assign or transfer to one or more Persons all or any portion of this Note or any portion thereof (but not less than $500,000 in principal amount in any single assignment (unless such lesser amount represents the entire outstanding principal balance hereof)). Upon surrender of this Note at the Company's principal executive office for registration of any such assignment or transfer, accompanied by a duly executed instrument of transfer, the Company shall, at its expense and within three (3) Business Days of such surrender, execute and deliver one or more new notes of like tenor in the requested principal denominations and in the name of the assignee or assignees and bearing the legend set forth on the face of this Note, and this Note shall promptly be canceled. If the entire outstanding principal balance of this Note is not being assigned, the Company shall issue to the Holder hereof, within three (3) Business Days of the date of surrender hereof, a new note which evidences the portion of such outstanding principal balance not being assigned. If this Note is divided into one or more Notes and is held at any time by more than one Holder, any payments of principal of, premium, if any, and interest or other amounts on this Note which are not sufficient to pay all interest or other amounts due thereunder, shall be made pro rata with respect to all such Notes in accordance with the outstanding principal amounts thereof, respectively.

      14. Loss, Theft, Destruction or Mutilation of this Note. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement or other indemnity reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of such mutilated Note, the Borrower shall make and deliver within three (3) Business Days a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.


                                  (Term A Note)

      15. Costs of Collection. The Borrower agrees to pay all costs and expenses, including the fees and expenses of any attorneys, accountants and other experts retained by the Holder, which are expended or incurred by the Holder in connection with (a) the enforcement of this Note or the collection of any sums due hereunder, whether or not suit is commenced; (b) any actions for declaratory relief in any way related to this Note; (c) the protection or preservation of any rights of the Holder under this Note; (d) any actions taken by the Holder in negotiating any amendment, waiver, consent or release of or under this Note; (e) any actions taken in reviewing the Borrower's or any of its Subsidiaries' financial affairs if an Event of Default has occurred or the Holder has determined in good faith that an Event of Default may likely occur, including, without limitation, the following actions: (i) inspect the facilities of the Borrower and any of its Subsidiaries or conduct audits or appraisals of the financial condition of the Borrower and any of its Subsidiaries; (ii) have an accounting firm chosen by the Holder review the books and records of the Borrower and any of its Subsidiaries and perform a thorough and complete examination thereof; (iii) interview the Borrower's and each of its Subsidiaries' employees, accountants, customers and any other individuals related to the Borrower or its Subsidiaries which the Holder believes may have relevant information concerning the financial condition of the Borrower and any of its Subsidiaries; and (iv) undertake any other action which the Holder believes is necessary to assess accurately the financial condition and prospects of the Borrower and any of its Subsidiaries; (f) the Holder's participation in any refinancing, restructuring, bankruptcy or insolvency proceeding involving the Borrower, any of its Subsidiaries or any other Affiliate of the Borrower;
(g) verifying, maintaining, or perfecting any security interest or other Lien granted to the Holder in any collateral; (h) any effort by the Holder to protect, assemble, complete, collect, sell, liquidate or otherwise dispose of any collateral, including in connection with any case under Bankruptcy Law; or
(i) any refinancing or restructuring of this Note, including, without limitation, any restructuring in the nature of a "work out" or in any insolvency or bankruptcy proceeding.

      16. Extension of Time. The Holder, at its option, may extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgences without affecting or diminishing the Holder's right to recourse against the Borrower, which right is expressly reserved.

      17. Notations. Before disposing of this Note or any portion thereof, the Holder may make a notation thereon (or on a schedule attached thereto) of the amount of all principal payments previously made by the Company with respect thereto.

      18. Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO


                                  (Term A Note)

CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

      19. Captions; Construction and Interpretation. The captions contained in this Note are for convenience of reference only, do not constitute a part of this Note and are not to be considered in construing or interpreting this Note. The Company and the Holder have each been represented by counsel in the negotiation and drafting of this Note, and neither the Company nor the Holder nor their respective counsel shall be deemed the drafter of this Note for purposes of construing the provisions of this Note. All provisions of this Note shall be construed in accordance with their fair meaning, and not strictly for or against the Company or the Holder.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]


                                  (Term A Note)

      20. WAIVER OF JURY TRIAL. THE COMPANY AND THE HOLDER (BY ACCEPTANCE THEREOF) HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BROUGHT TO RESOLVE ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS NOTE, THE SECURITIES PURCHASE AGREEMENT, ANY OTHER RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING.

      IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized representatives on the date first above written.

                       CONSUMER PORTFOLIO SERVICES, INC., a
                       California corporation


                       By:      /s/ Charles E. Bradley, Jr.
                             -------------------------------------------------
                             Charles E. Bradley, Jr.
                             President and Chief Executive Officer


                       By:      /s/ James L. Stock
                             -------------------------------------------------
                             James L. Stock
                             Senior Vice President and Chief Financial Officer


                                  (Term A Note)